Exhibit 99.1

Mediacom Broadband LLC Reports

Results for Third Quarter 2018

Mediacom Park, NY – November 1, 2018 – MEDIACOM BROADBAND LLC, a wholly-owned subsidiary of Mediacom Communications Corporation, today reported unaudited financial and operating highlights for the three months ended September 30, 2018.

Mediacom Broadband LLC Results for Third Quarter 2018*

•	Revenues were $276.4 million, reflecting a 4.3% increase from the prior year period

•	Operating income was $65.6 million, reflecting an 8.7% increase from the prior year period

•	Operating income before depreciation and amortization (“OIBDA”) was $102.5 million, reflecting a 4.4% increase from the prior year period

•	Net cash flows provided by operating activities were $93.7 million, compared to $88.9 million in the prior year period

•	Free cash flow was $42.8 million, compared to $31.0 million in the prior year period

About Mediacom

Mediacom Communications Corporation is the 5th largest cable operator in the U.S. serving almost 1.4 million customers in smaller markets primarily in the Midwest and Southeast. Mediacom offers a wide array of information, communications and entertainment services to households and businesses, including video, high-speed data, phone, and home security and automation. Through Mediacom Business, the company provides innovative broadband solutions to commercial and public sector customers of all sizes, and sells advertising and production services under the OnMedia brand. More information about Mediacom is available at www.mediacomcable.com.

Contacts:
Investor Relations	Media Relations
Jack P. Griffin	Thomas J. Larsen
Group Vice President, Corporate Finance	Senior Vice President, Government and Public Relations
(845) 443-2654	(845) 443-2754

* OIBDA and free cash flow are defined under “Use of Non-GAAP Financial Measures” in Table 4 and are reconciled to operating income and net cash flows provided by operating activities, respectively, in Table 2. The effects of recent changes to certain accounting standards on our revenue recognition are noted in Table 5.

TABLE 1*

Mediacom Broadband LLC

Selected Financial and Operating Data

(Dollars in thousands, except per unit data)

(Unaudited)

	Three Months Ended September 30,
	2018	2017	YoY% Change
Video	$104,679	$109,793	(4.7%)
High-speed data	102,834	92,012	11.8%
Phone	15,540	15,050	3.3%
Business services	41,951	38,476	9.0%
Advertising	11,390	9,706	17.4%

Total revenues	$276,394	$265,037	4.3%
Service costs	(115,781)	(110,885)	4.4%
SG&A expenses	(51,768)	(50,256)	3.0%
Management fees	(6,325)	(5,650)	11.9%

OIBDA (a)	$102,520	$98,246	4.4%
Cash interest expense (a)	(12,009)	(16,271)	(26.2%)
Capital expenditures	(43,242)	(46,491)	(7.0%)
Dividend to preferred members	(4,500)	(4,500)	—

Free cash flow (a)	$42,769	$30,984	38.0%

OIBDA margin (b)	37.1%	37.1%

	September 30, 2018	September 30, 2017	YoY% Change
Video customers	437,000	455,000	(4.0%)
High-speed data (“HSD”) customers	694,000	659,000	5.3%
Phone customers	336,000	300,000	12.0%

Primary service units (“PSUs”)	1,467,000	1,414,000	3.7%

Video customer declines	(10,000)	(4,000)
HSD customer increases	4,000	4,000
Phone customer increases	4,000	12,000

Quarterly PSU (declines) increases	(2,000)	12,000

Customer relationships (c)	756,000	754,000	0.3%

Average total monthly revenue per:
PSU (d)	$62.76	$62.75	0.0%
Customer relationship (e)	$121.79	$117.17	3.9%

	September 30, 2018	September 30, 2017
Bank credit facility	$1,060,750	$972,000
5 1⁄2% senior notes due 2021	200,000	200,000
6 3⁄8% senior notes due 2023	—	300,000

Total debt (f)	$1,260,750	$1,472,000

Total leverage ratio (g)	3.07x	3.75x
Interest coverage ratio (h)	8.54x	6.04x

*

See Table 2 for reconciliations of OIBDA to operating income, cash interest expense to interest expense, net, and free cash flow to net cash flows from operating activities. See Table 3 for details of capital expenditures. See Table 5 regarding the effect of recent changes to certain accounting standards on our revenue recognition. See footnotes on Page 5, which contain important disclosures regarding the definitions used for selected unaudited financial and operating data.

TABLE 2

Mediacom Broadband LLC

Reconciliation of Non-GAAP Measures

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,
	2018	2017
Net cash flows provided by operating activities	$93,716	$88,881
Capital expenditures	(43,242)	(46,491)
Dividend to preferred members	(4,500)	(4,500)
Other (income) expense, net	(371)	262
Changes in assets and liabilities, net	(2,834)	(7,168)

Free cash flow	$42,769	$30,984

Operating income	$65,587	$60,350
Depreciation and amortization	36,933	37,896

OIBDA	$102,520	$98,246

Interest expense, net	$13,039	$17,121
Amortization of deferred financing costs	(1,030)	(850)

Cash interest expense	$12,009	$16,271

TABLE 3

Mediacom Broadband LLC

Capital Expenditures

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,
	2018	2017
Customer premise equipment	$22,981	$21,596
Enterprise networks	2,022	3,040
Scalable infrastructure	4,369	6,006
Line extensions	3,569	3,920
Upgrade / rebuild	4,981	6,432
Support capital	5,320	5,497

Total capital expenditures	$43,242	$46,491

TABLE 4

Use of Non-GAAP Financial Measures

“OIBDA,” “cash interest expense” and “free cash flow” are not financial measures calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States. We define OIBDA as operating income before depreciation and amortization. We define cash interest expense as interest expense, net, less amortization of deferred financing costs. We define free cash flow as OIBDA less capital expenditures, cash interest expense and dividends to preferred members.

OIBDA is one of the primary measures used by management to evaluate our performance and to forecast future results. We believe OIBDA is useful for investors because it enables them to assess our performance in a manner similar to the methods used by management, and provide measures that can be used to analyze our value and evaluate our performance compared to other companies in the cable industry. A limitation of OIBDA, however, is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management utilizes a separate process to budget, measure and evaluate capital expenditures. OIBDA might not be comparable to similarly titled measures used by other companies, which may have different depreciation and amortization policies, and are key components in our covenant calculations.

Free cash flow is used by management to evaluate our ability to repay debt and facilitate the growth of our business with internally generated funds. A limitation of free cash flow, however, is that it may be affected by the timing of our capital spending. We believe free cash flow is useful for investors as it provides an additional measure that can be used to analyze our value and evaluate our performance compared to other companies in the cable industry. Free cash flow may not be comparable to similarly titled measures reported by other companies.

OIBDA and free cash flow should not be regarded as alternatives to operating income or net income as indicators of operating performance, or to the statement of cash flows as measures of liquidity, nor should they be considered in isolation or as substitutes for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA and that net cash flows provided by operating activities is the most directly comparable GAAP financial measure to free cash flow.

Cash interest expense excludes the amortization of financing costs which were paid upon the financing of the relevant debt. We believe cash interest expense is useful for investors because it enables them to assess our cost of debt for the current period without including the amortization of financing costs that were previously paid. We believe interest expense, net, is the most directly comparable GAAP financial measure to cash interest expense.

For reconciliations of OIBDA, cash interest expense and free cash flow to their most directly comparable GAAP financial measures, see Table 2.

TABLE 5

Changes in Accounting Standards – Revenue Recognition

As of January 1, 2018, we adopted Accounting Standards Update No. 2014-09 – Revenues from Contracts with Customers and related guidance (collectively, “revenue recognition”), which was issued by the Financial Accounting Standards Board. Adoption of this accounting standard affected both the timing of revenue recognition (the “timing change”) and the allocation of revenues among video, HSD and phone within our multi-product offerings, in which we offer product bundles at a discount (the “allocation change”). We adopted this accounting standard using a modified retrospective transition, and accordingly, the impact of such adoption was reflected in our financial results only for the three months ended September 30, 2018 and prior period results were not restated. The adoption of the new standard did not have a material impact on the results of operations of Mediacom Broadband LLC for the three months ended September 30, 2018. Excluding the impact of the timing change on Mediacom Broadband LLC, total revenues and OIBDA for the three months ended September 30, 2018, would have increased 4.5% and 4.8%, respectively. Because of the allocation change, we recorded a decrease in our video revenues and corresponding increases in our HSD and phone revenues. Excluding the overall impact of the timing change and the allocation change for Mediacom Broadband LLC, video revenues would have decreased 1.6%, HSD revenues would have increased 9.6% and phone revenues would have decreased 2.9% for the three months ended September 30, 2018.

FOOTNOTES:

(a)	See Table 4 for information about our use of Non-GAAP financial measures.

(b)	Represents OIBDA as a percentage of total revenues.

(c)	Represents the total number of customers that receive at least one service, without regard to which service(s) customers purchase.

(d)	Represents average total monthly revenues for the quarter divided by average PSUs for such quarter.

(e)	Represents average total monthly revenues for the quarter divided by average customer relationships for such quarter.

(f)	Total debt excludes the effect of deferred financing costs, net.

(g)	Represents total debt at quarter end divided by annualized OIBDA for the quarter.

(h)	Represents OIBDA divided by cash interest expense for the quarter.